LETTER AGREEMENT

Amended and Restated Distribution Agreement

July 1, 2019

AMG Distributors, Inc.

600 Steamboat Road, Suite 300

Greenwich, CT 06830

Attn: Keitha L. Kinne, Chief Operating Officer

Re: Amended and Restated Distribution Agreement between AMG Distributors, Inc.

and AMG Funds II, dated as of September 17, 2015, as amended from time to time (the "Distribution Agreement")

Ladies and Gentlemen:

AMG Funds II (the "Trust") hereby notifies you that it desires to amend and restate Appendix A and Schedule A to the Distribution Agreement. Attached as Exhibit A is an amended and restated Appendix A to the Distribution Agreement, and attached as Exhibit B is an amended and restated Schedule A to the Distribution Agreement.

Please acknowledge your agreement to amend and restate Appendix A and Schedule A to the Distribution Agreement by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

AMG Funds II

By: /s/ Thomas Disbrow

    Name: Thomas Disbrow

    Title: Treasurer, Chief Financial Officer

    and Principal Financial Officer

ACKNOWLEDGED AND ACCEPTED

AMG Distributors, Inc.

By:  /s/ Keitha L. Kinne

      Name: Keitha L. Kinne

      Title: Chief Operating Officer
      Date: July 1, 2019

Exhibit A

AMENDED AND RESTATED APPENDIX A

AMG Chicago Equity Partners Balanced Fund

AMG GW&K Enhanced Core Bond ESG Fund

AMG Managers Amundi Intermediate Government Fund

AMG Managers Amundi Short Duration Government Fund

Date: July 1, 2019

Exhibit B

AMENDED AND RESTATED SCHEDULE A

Class	Annual Rate of Average Daily Value of Net Assets
Class N	0.25%*

* Subject to applicable limits imposed by FINRA Rule 2341 or any successor rule.

Date: July 1, 2019